Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Experts” in this Amendment No. 2 to Registration Statement (Form S-3) of Hawaiian Holdings, Inc. for the registration of a warrant to purchase 758,158 shares of common stock, subject to adjustment as provided in such warrant, and to the incorporation by reference therein of our report dated February 18, 2010, with respect to the consolidated financial statements and schedule of Hawaiian Holdings, Inc. and the effectiveness of internal control over financial reporting of Hawaiian Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Honolulu, Hawaii

March 20, 2010